Exhibit 10.1

Commercial Paper Dealer Agreement

4(a)(2) Program

Between:

Moody’s Corporation, as Issuer and

                                         , as Dealer

Concerning Notes to be issued pursuant to an Issuing and Paying Agent Agreement dated as of August 3,

2016 between the Issuer and                                         , as Issuing and Paying Agent

Dated as of August 3, 2016

Commercial Paper Dealer Agreement

4(a)(2) Program

This agreement (this “Agreement”) sets forth the understandings between the Issuer and the Dealer, each named on the cover page hereof, in connection with the issuance and sale by the Issuer of its short-term promissory notes (the “Notes”) through the Dealer.

Certain terms used in this Agreement are defined in Section 6 hereof.

The Addendum to this Agreement, and the Exhibits described in this Agreement, are hereby incorporated into this Agreement and made fully a part hereof.

1.	Offers, Sales and Resales of Notes.

1.1	While (i) the Issuer has and shall have no obligation to sell the Notes to the Dealer or to permit the Dealer to arrange any sale of the Notes for the account of the Issuer, and (ii) the Dealer has and shall have no obligation to purchase the Notes from the Issuer or to arrange any sale of the Notes for the account of the Issuer, the parties hereto agree that in any case where the Dealer purchases Notes from the Issuer, or arranges for the sale of Notes by the Issuer, such Notes will be purchased or sold by the Dealer in reliance on the representations, warranties, covenants and agreements of the Issuer contained herein or made pursuant hereto and on the terms and conditions and in the manner provided herein and sold by the Issuer in reliance on the representations, warranties, covenants and agreements of the Dealer contained herein or made pursuant hereto and on the terms and conditions and in the manner provided herein.

1.2	So long as this Agreement shall remain in effect, and in addition to the limitations contained in Section 1.7 hereof, the Issuer shall not, without the consent of the Dealer (which consent shall not be unreasonably withheld, conditioned or delayed to the extent that the Issuer determines that such offer, solicitation, acceptance of an offer or sale will not adversely affect the entitlement of the Notes to the exemption provided by Section 4(a)(2) of the Securities Act and provides the Dealer with an opinion of counsel to that effect), offer, solicit or accept offers to purchase, or sell, any Notes except (a) in transactions with one or more dealers which may from time to time after the date hereof become dealers with respect to the Notes by executing with the Issuer one or more agreements which contain provisions substantially identical to those contained in Section 1 of this Agreement, of which the Issuer hereby undertakes to provide the Dealer prompt notice or (b) in transactions with the other dealers listed on the Addendum hereto, which are executing agreements with the Issuer which contain provisions substantially identical to Section 1 of this Agreement contemporaneously herewith. In no event shall the Issuer offer, solicit or accept offers to purchase, or sell, any Notes directly on its own behalf in transactions with persons other than broker-dealers as specifically permitted in this Section 1.2.

1.3	The Notes shall be in a minimum denomination of $250,000 or integral multiples of $1,000 in excess thereof, will bear such interest rates, if interest bearing, or will be sold at such discount from their face amounts, as shall be agreed upon by the Dealer and the Issuer, shall have a maturity not exceeding 397 days from the date of issuance (exclusive of days of grace) and may have such terms as are specified in Exhibit C hereto, the Private Placement Memorandum or a pricing supplement, or as otherwise agreed upon by the applicable purchaser and the Issuer. The Notes shall not contain any provision for extension, renewal or automatic “rollover.”

1.4	The authentication and issuance of, and payment for, the Notes shall be effected in accordance with the Issuing and Paying Agent Agreement, and the Notes shall be either individual physical certificates or book-entry notes evidenced by one or more master notes (each, a “Master Note”) registered in the name of The Depository Trust Company (“DTC”) or its nominee, in the form annexed hereto as Exhibit D.

1.5	If the Issuer and the Dealer shall agree on the terms of the purchase of any Note by the Dealer or the sale of any Note arranged by the Dealer (including, but not limited to, agreement with respect to the date of issue, purchase price, principal amount, maturity and interest rate or interest rate index and margin (in the case of interest-bearing Notes) or discount thereof (in the case of Notes issued on a discount basis), and appropriate compensation for the Dealer’s services hereunder) pursuant to this Agreement, the Issuer shall cause such Note to be issued and delivered in accordance with the terms of the Issuing and Paying Agent Agreement and payment for such Note shall be made by the purchaser thereof, either directly or through the Dealer, to the Issuing and Paying Agent, for the account of the Issuer. Except as otherwise agreed, in the event that the Dealer is acting as an agent and a purchaser shall either fail to accept delivery of or make payment for a Note on the date fixed for settlement, the Dealer shall promptly notify the Issuer, and if the Dealer has theretofore paid the Issuer for the Note, the Issuer will promptly return such funds to the Dealer against its return of the Note to the Issuer, in the case of a certificated Note, and upon notice of such failure in the case of a book-entry Note. If such failure occurred for any reason other than default by the Dealer, the Issuer shall reimburse the Dealer on an equitable basis for the Dealer’s loss of the use of such funds for the period such funds were credited to the Issuer’s account.

1.6	The Dealer and the Issuer hereby establish and agree to comply with the following procedures in connection with offers, sales and subsequent resales or other transfers of the Notes:

(a)	Offers and sales of the Notes by or through the Dealer shall be made only to: (i) investors reasonably believed by the Dealer to be Qualified Institutional Buyers or Institutional Accredited Investors and (ii) non-bank fiduciaries or agents that will be purchasing Notes for one or more accounts, each of which is reasonably believed by the Dealer to be an Institutional Accredited Investor.

(b)	Resales and other transfers of the Notes by the holders thereof shall be made only in accordance with the restrictions in the legend described in clause (e) below.

(c)

No general solicitation or general advertising within the meaning of Rule 502 under the Securities Act shall be used in connection with the offering of the Notes. Without limiting the generality of the foregoing, without the prior written approval of the other, neither the Dealer nor the Issuer shall issue any press release, make any other statement to any member of the press making reference to the Notes, the offer or sale of the Notes or this Agreement or place or publish any “tombstone” or other advertisement relating to the Notes or the offer or sale thereof. Notwithstanding the foregoing, (i) any publication by the Issuer of a notice in accordance with Rule 135c under the Securities Act shall not be deemed to constitute general solicitation or general advertising hereunder and shall not require prior written approval of the Dealer and (ii) the Issuer shall be permitted to make such filings with the SEC that the Issuer reasonably determines are required to comply with Section 13 or 15(d) of the Exchange Act, provided, however, that, to the extent permitted by applicable securities laws, the Issuer shall (x) omit the name of the Dealer from any publicly available filing by the Issuer that makes reference to the Notes, the offer or sale of the Notes or this Agreement and (y) redact the Dealer’s name and any contact or other information that could identify the Dealer from any agreement or other information included in such filing. For the avoidance of doubt, the Issuer shall not post the Private Placement Memorandum on a website without the consent of the Dealer and each other dealer or placement agent, if any, for the Notes.

(d)	No sale of Notes to any one purchaser shall be for less than $250,000 principal or face amount, and no Note shall be issued in a smaller principal or face amount. If the purchaser is a non-bank fiduciary or agent acting on behalf of others, each person for whom such purchaser is acting must purchase at least $250,000 principal or face amount of Notes.

(e)	Offers and sales of the Notes shall be subject to the restrictions described in the legend appearing on Exhibit A hereto. A legend substantially to the effect of such Exhibit A shall appear as part of the Private Placement Memorandum used in connection with offers and sales of Notes hereunder, as well as on each individual certificate representing a Note and each Master Note representing book-entry Notes offered and sold pursuant to this Agreement.

(f)	The Dealer shall furnish or shall have furnished to each purchaser of Notes for which it has acted as the Dealer, at or prior to the time of sale of such Notes, a copy of the then-current Private Placement Memorandum unless such purchaser has previously received a copy of the Private Placement Memorandum as then in effect. The Private Placement Memorandum shall expressly state that any person to whom Notes are offered shall have an opportunity to ask questions of, and receive information from, the Issuer and the Dealer and shall provide the addresses and telephone numbers for obtaining further information regarding the Issuer.

(g)	The Issuer agrees, for the benefit of the Dealer and each of the holders and prospective purchasers from time to time of the Notes that, if at any time the Issuer shall not be subject to Section 13 or 15(d) of the Exchange Act, the Issuer will furnish, upon request and at its expense, to the Dealer and to holders and prospective purchasers of Notes information required by Rule 144A(d)(4)(i) in compliance with Rule 144A(d).

(h)	In the event that any Note offered or to be offered by the Dealer would be ineligible for resale under Rule 144A, the Issuer shall promptly notify the Dealer (by telephone, confirmed in writing) of such fact and shall promptly prepare and deliver to the Dealer an amendment or supplement to the Private Placement Memorandum describing the Notes that are ineligible, the reason for such ineligibility and any other relevant information relating thereto.

(i)

The Issuer represents that it is not currently issuing commercial paper in the United States market in reliance upon the exemption provided by Section 3(a)(3) of the Securities Act. The Issuer agrees that, if it shall issue commercial paper after the date hereof in reliance upon such exemption, (a) the proceeds from the sale of the Notes will be segregated from the proceeds of the sale of any such commercial paper by being placed in a separate account; (b) the Issuer will institute appropriate corporate procedures to ensure that the offers and sales of notes issued by the Issuer pursuant to the Section 3(a)(3) exemption are not integrated with offerings and sales of Notes hereunder; and (c) the Issuer will comply with each of the requirements of Section 3(a)(3) of the Securities Act in selling commercial paper or other short-term debt securities other than the Notes in the United States.

1.7	The Issuer hereby represents and warrants to the Dealer, in connection with offers, sales and resales of Notes, as follows:

(a)	The Issuer hereby confirms to the Dealer that (except as permitted by Section 1.6(i)) within the preceding six months neither the Issuer nor any person other than the Dealer or the other dealers referred to in Section 1.2 hereof acting on behalf of the Issuer has offered or sold any Notes, or any substantially similar security of the Issuer (including, without limitation, medium-term notes issued by the Issuer), to, or solicited offers to buy any such security from, any person other than the Dealer or the other dealers referred to in Section 1.2 hereof. The Issuer also agrees that (except as permitted by Section 1.6(i)), as long as the Notes are being offered for sale by the Dealer and the other dealers referred to in Section 1.2 hereof as contemplated hereby and until at least six months after the offer of Notes hereunder has been terminated, neither the Issuer nor any person other than the Dealer or the other dealers referred to in Section 1.2 hereof (except as contemplated by Section 1.2 hereof) will offer the Notes or any substantially similar security of the Issuer for sale to, or solicit offers to buy any such security from, any person other than the Dealer or the other dealers referred to in Section 1.2 hereof, it being understood that such agreement is made with a view to bringing the offer and sale of the Notes within the exemption provided by Section 4(a)(2) of the Securities Act and shall survive any termination of this Agreement. The Issuer hereby represents and warrants that it has not taken or omitted to take, and will not take or omit to take, any action that would cause the offering and sale of Notes hereunder to be integrated with any other offering of securities, whether such offering is made by the Issuer or some other party or parties, under circumstances other than those that would not cause the offering and sale of the Notes by the Issuer to fail to be exempt from registration under Section 4(a)(2) of the Securities Act.

(b)	The Issuer represents and agrees that the proceeds of the sale of the Notes are not currently contemplated to be used for the purpose of buying, carrying or trading securities within the meaning of Regulation T and the interpretations thereunder by the Board of Governors of the Federal Reserve System. In the event that the Issuer determines to use such proceeds for the purpose of buying, carrying or trading securities, whether in connection with an acquisition of another company or otherwise, the Issuer shall give the Dealer at least five business days’ prior written notice to that effect. The Issuer shall also give the Dealer prompt notice of the actual date that it commences to purchase securities with the proceeds of the Notes. Thereafter, in the event that the Dealer purchases Notes as principal and does not resell such Notes on the day of such purchase, to the extent necessary to comply with Regulation T and the interpretations thereunder, the Dealer will sell such Notes either (i) only to offerees it reasonably believes to be Qualified Institutional Buyers or to Qualified Institutional Buyers it reasonably believes are acting for other Qualified Institutional Buyers, in each case in accordance with Rule 144A or (ii) in a manner which would not cause a violation of Regulation T and the interpretations thereunder.

2.	Representations and Warranties of the Issuer.

The Issuer represents and warrants that:

2.1	The Issuer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all the requisite corporate power and authority to execute, deliver and perform its obligations under the Notes, this Agreement and the Issuing and Paying Agent Agreement.

2.2	This Agreement and the Issuing and Paying Agent Agreement have been duly authorized, executed and delivered by the Issuer and constitute legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and limitations on rights to indemnity and contribution imposed by applicable law.

2.3	The Notes have been duly authorized, and when issued as provided in the Issuing and Paying Agent Agreement, will be duly and validly issued and will constitute legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

2.4	Assuming compliance by the Dealer with the procedures applicable to it set forth in this Agreement, the offer and sale of the Notes in the manner contemplated hereby do not require registration of the Notes under the Securities Act, pursuant to the exemption from registration contained in Section 4(a)(2) thereof, and no indenture in respect of the Notes is required to be qualified under the Trust Indenture Act of 1939, as amended.

2.5	The Notes will rank at least pari passu in right of payment with all other unsecured and unsubordinated indebtedness of the Issuer.

2.6	Assuming compliance by the Dealer with the procedures applicable to it set forth in this Agreement, no consent or action of, or filing or registration with, any governmental or public regulatory body or authority, including the SEC, is required to authorize, or is otherwise required in connection with the execution, delivery or performance of, this Agreement, the Notes or the Issuing and Paying Agent Agreement by the Issuer, except for the filing by the Issuer of a current report on Form 8-K with the SEC or as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Notes.

2.7

Neither the execution and delivery of this Agreement and the Issuing and Paying Agent Agreement by the Issuer, nor the issuance of the Notes in accordance with the Issuing and Paying Agent Agreement, nor the fulfillment of or compliance with the terms and provisions hereof or thereof by the Issuer, will (i) result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Issuer, or (ii) violate or result in a breach or a default under any of the terms of the Issuer’s charter documents or by-laws, any contract or instrument to which the Issuer is a party or by which it or its property is bound, or any law or regulation, or any order, writ, injunction or decree of any court or government instrumentality, to which the Issuer is subject or by which it or its property is bound, which breach or default might have a material adverse effect on the condition (financial or otherwise), operations or business prospects of the Issuer or the ability of the Issuer to perform its obligations under this Agreement, the Notes or the Issuing and Paying Agent Agreement.

2.8	There is no litigation or governmental proceeding pending, or to the knowledge of the Issuer threatened, against or affecting the Issuer or any of its subsidiaries (other than that which is disclosed in the Company Information) which might result in a material adverse change in the condition (financial or otherwise), operations or business prospects of the Issuer or the ability of the Issuer to perform its obligations under this Agreement, the Notes or the Issuing and Paying Agent Agreement.

2.9	The Issuer is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

2.10	Neither the Private Placement Memorandum nor the Company Information contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Issuer makes no representation or warranty as to any Dealer Information.

2.11	The Issuer has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Issuer, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions in all material respects, and the Issuer, its Subsidiaries and their respective officers and, to the knowledge of the Issuer, its directors and employees, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Issuer, any Subsidiary or, to the knowledge of the Issuer, any of their respective directors, officers or employees, or (b) to the knowledge of the Issuer, any agent of the Issuer or any agent of any Subsidiary that will act in any capacity in connection with or benefit from the issuance of the Notes contemplated hereby, is a Sanctioned Person. No issuance of Notes or use of proceeds thereof will violate any Anti-Corruption Law or applicable Sanctions in any material respect.

2.12

Each (a) issuance of Notes by the Issuer hereunder and (b) amendment or supplement of the Private Placement Memorandum shall be deemed a representation and warranty by the Issuer to the Dealer, as of the date thereof, that, both before and after giving effect to such issuance and after giving effect to such amendment or supplement, (i) the representations and warranties given by the Issuer set forth in this Section 2 remain true and correct on and as of such date as if made on and as of such date, (ii) in the case of an issuance of Notes, the Notes being issued on such date have been duly and validly issued and constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and (iii) in the case of an issuance of Notes, since the date of the most recent Private Placement Memorandum (as most recently amended or supplemented including, without limitation, by incorporation of Company Information therein), there has been no material adverse change in the financial condition or operations of the Issuer and its subsidiaries taken as a whole which has not been disclosed to the Dealer in writing or in the Company Information and (iv) the Issuer is not in default of any of its obligations under (a) the Notes, or (b) in any material respect, this Agreement or the Issuing and Paying Agent Agreement.

3.	Covenants and Agreements of the Issuer.

The Issuer covenants and agrees that:

3.1	The Issuer will give the Dealer prompt notice (but in any event prior to any subsequent issuance of Notes hereunder) of any amendment to, modification of or waiver with respect to, the Notes or the Issuing and Paying Agent Agreement, including a complete copy of any such amendment, modification or waiver.

3.2	The Issuer shall, whenever there shall occur any change in the financial condition or operations of the Issuer and its Subsidiaries taken as a whole that would reasonably be expected to have a material adverse effect on the Issuer’s ability to perform its obligations under this Agreement, the Notes or the Issuing and Paying Agent Agreement, or any adverse occurrence in relation to the Issuer that would otherwise be material to holders of the Notes or potential holders of the Notes (including any downgrading or receipt of any written notice of (i) intended downgrading or (ii) any review for potential adverse change in the rating accorded any of the Issuer’s securities by any nationally recognized statistical rating organization (as such term is defined in Section 3(a)(62) of the Exchange Act) which has published a rating of the Notes), promptly, and in any event prior to any subsequent issuance of Notes hereunder, notify the Dealer of such change or occurrence.

3.3	The Issuer shall from time to time furnish to the Dealer such information as the Dealer may reasonably request, including, without limitation, any press releases or material provided by the Issuer to any national securities exchange or rating agency, regarding (i) the Issuer’s operations and financial condition, (ii) the due authorization and execution of the Notes and (iii) the Issuer’s ability to pay the Notes as they mature; provided that the Issuer shall have no obligation to furnish any material non-public information or information it is required to keep confidential or that is otherwise included in Company Information described in clause (i), (ii) or (iii) of the definition thereof .

3.4	The Issuer will take all such action as the Dealer may reasonably request to ensure that each offer and each sale of the Notes will comply with any applicable state Blue Sky laws; provided, however, that the Issuer shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which it is not so qualified or subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

3.5	The Issuer will not be in default of any of its obligations hereunder, under the Notes or under the Issuing and Paying Agent Agreement, at any time that any of the Notes are outstanding.

3.6

The Issuer shall not issue Notes hereunder until the Dealer shall have received (a) opinions of counsel to the Issuer, addressed to the Dealer, reasonably satisfactory in form and substance to the Dealer, (b) a copy of the executed Issuing and Paying Agent Agreement as then in effect, (c) a copy of resolutions adopted by the Board of Directors of the Issuer, reasonably satisfactory in form and substance to the Dealer and certified by the Secretary or similar officer of the Issuer, authorizing execution and delivery by the Issuer of this Agreement, the Issuing and Paying Agent Agreement and the Notes and consummation by the Issuer of the transactions contemplated hereby and thereby, (d) a certificate of the secretary, assistant secretary or other designated officer of the Issuer certifying as to (i) the Issuer’s organizational documents, and attaching true, correct and complete copies thereof, (ii) the Issuer’s representations and warranties being true and correct in all material respects, and (iii) the incumbency of the officers of the Issuer authorized to execute and deliver this Agreement, the Issuing and Paying Agent Agreement and the Master Notes and to deliver the Notes, and take other action on behalf of the Issuer in connection with the transactions contemplated thereby, (e) prior to the issuance of any book-entry Notes represented by a master note registered in the name of DTC or its nominee, a copy of the executed Letter of Representations among the Issuer, the Issuing and Paying Agent and DTC and of the executed master note, (f) prior to the issuance of any Notes in physical form, a copy of such form (unless attached to this Agreement or the Issuing and Paying Agent Agreement), (g) confirmation of the then current rating assigned to the Notes by each nationally recognized statistical rating organization then rating the Notes, and (h) such other certificates, opinions, letters and documents as the Dealer shall have reasonably requested.

3.7	The Issuer shall reimburse the Dealer for all of the Dealer’s reasonable out-of-pocket expenses related to this Agreement, including reasonable out-of-pocket expenses incurred in connection with its preparation and negotiation, and the transactions contemplated hereby (including, but not limited to, the printing and distribution of the Private Placement Memorandum), and, if applicable, for the reasonable fees and out-of-pocket expenses of the Dealer’s external counsel (subject to receipt of reasonably satisfactory supporting documentation).

3.8	The Issuer shall not file a Form D (as referenced in Rule 503 under the Securities Act) at any time in respect of the offer or sale of the Notes.

3.9	Without limiting any obligation of the Issuer pursuant to this Agreement to provide the Dealer with credit and financial information, the Issuer hereby acknowledges and agrees that the Dealer may share the Company Information and any other information or matters relating to the Issuer or the transactions contemplated hereby with affiliates of the Dealer, including, but not limited to, and that such affiliates may likewise share information relating to the Issuer or such transactions with the Dealer; provided that any such information that is not available to, or in the possession of, third parties and that is identified by the Issuer in writing as confidential shall be treated as confidential and shall not be disclosed to third parties (other than those which have agreed to keep such information confidential) except (i) as may be required by or in order to comply with any law, order, regulation, ruling, judicial notice, subpoena, court order or other legal process or pursuant to any request of a governmental, quasi-governmental or regulatory authority (including any self-regulatory organization having or claiming to have jurisdiction), (ii) as may be required to enforce any obligations owed to it under or in respect of this Agreement or the offering of Notes hereunder or (iii) to defend any legal proceeding or action brought against it to the extent arising out of the transactions contemplated by this Agreement. The obligations of the Dealer contained in the proviso of the immediately preceding sentence with respect to any confidential information provided to the Dealer shall terminate one year after the receipt thereof.

3.10	The Issuer will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Issuer, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions in all material respects. The Issuer shall not, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not, use the proceeds of any issuance of Notes (i) for payments to any person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state or (iii) in any other manner that would result in the violation of any Sanctions applicable to any party hereto.

4.	Disclosure.

4.1	The Private Placement Memorandum and its contents (other than the Dealer Information) shall be the sole responsibility of the Issuer. The Private Placement Memorandum shall contain a statement expressly offering an opportunity for each prospective purchaser to ask questions of, and receive answers from, the Issuer concerning the offering of Notes and to obtain relevant additional information which the Issuer possesses or can acquire without unreasonable effort or expense.

4.2	The Issuer agrees to promptly furnish the Company Information to the Dealer upon or promptly following the time it becomes publicly available, provided that any such Company Information described in clause (i), (ii) or (iii) of the definition thereof shall be deemed furnished and delivered to the Dealer at the time it is publicly available in the Issuer’s filings with the SEC.

4.3	(a) The Issuer further agrees to notify the Dealer promptly upon the occurrence of any event relating to or affecting the Issuer that would cause the Company Information (other than as relates to or affects Dealer Information) to include an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading, except to the extent that the Issuer, by furnishing such notice, would violate any law, regulation or stock exchange rule applicable to it. The Dealer agrees to promptly suspend offers and sales of the Notes upon receipt of such notice.

(b) In the event that the Issuer gives the Dealer notice pursuant to Section 4.3(a) and the Dealer notifies the Issuer that it then has Notes it is holding in inventory, the Issuer agrees either to (i) purchase the entirety of such inventory of Notes of the Dealer at a purchase price equal to either (x) in the case of an interest-bearing Note, the principal amount thereof plus accrued and unpaid interest thereon through the date of the purchase or (y) in the case of a Note issued on a discount basis, the price paid by the Dealer for the purchase thereof, plus the accreted discount thereon through the date of the purchase based on the purchase price thereof, or (ii) promptly to supplement or amend the Private Placement Memorandum so that neither the Private Placement Memorandum nor the Company Information, after giving effect to such amendment or supplement, shall contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading, and the Issuer shall make such supplement or amendment available to the Dealer.

(c) In the event that (i) the Issuer gives the Dealer notice pursuant to Section 4.3(a), (ii) the Dealer does not notify the Issuer that it is then holding Notes in inventory and (iii) the Issuer chooses not to promptly amend or supplement the Private Placement Memorandum in the manner described in clause (b) above, then the Dealer will maintain the confidentiality of such notice (except to the extent that the Dealer shall be required to disclose such notice pursuant to applicable law, rule or regulation or court order) and all solicitations and sales of Notes shall be suspended until such time as (x) the Issuer has so amended or supplemented the Private Placement Memorandum, and made such amendment or supplement available to the Dealer, or (y) the Issuer determines that the Company Information then in existence satisfies the representation contained in Section 2.10 hereof by the filing of any documents incorporated by reference into the Private Placement Memorandum and notifies the Dealer to that effect.

(d) Without limiting the generality of Section 4.3(a), the Issuer shall review, amend and supplement the Private Placement Memorandum on a periodic basis, but no less than at least once annually, to incorporate current financial information of the Issuer to the extent necessary to ensure that the financial information provided or incorporated by reference in the Private Placement Memorandum is accurate and complete; provided, however, that the Private Placement Memorandum will be deemed amended and supplemented by the filing of any documents incorporated by reference into the Private Placement Memorandum; provided, further, that such obligation shall be suspended to the extent, and for the period, that the Issuer has suspended all solicitations and sales of the Notes as contemplated by Section 4.3(c).

5.	Indemnification and Contribution.

5.1	The Issuer will indemnify and hold harmless the Dealer, each individual, corporation, partnership, trust, association or other entity controlling the Dealer, any affiliate of the Dealer or any such controlling entity and their respective directors, officers, employees, partners, incorporators, shareholders, servants, trustees and agents (hereinafter the “Indemnitees”) against any and all liabilities, penalties, suits, causes of action, losses, damages, claims, costs and expenses (including, without limitation, reasonable fees and disbursements of external counsel) or judgments of whatever kind or nature (each a “Claim”), imposed upon, incurred by or asserted against the Indemnitees arising out of or based upon (i) any allegation that the Private Placement Memorandum, the Company Information or any written information provided by the Issuer to the Dealer for distribution to holders and potential holders of Notes included (as of any relevant time) or includes an untrue statement of a material fact or omitted (as of any relevant time) or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the breach by the Issuer of any agreement, covenant or representation made in or pursuant to this Agreement; provided, however, to the fullest extent permitted by applicable law, the Dealer shall not assert, and the Dealer hereby waives, any claim against the Issuer under this Section 5.1, on any theory of liability, for special, indirect or punitive damages (as opposed to direct or actual damages) arising out of, or in connection with, or as a result of, any such Claim except to the extent that any such special, indirect or punitive damages are included in a Claim based on a third-party claim for which the Dealer is otherwise entitled to indemnification hereunder. This indemnification shall not apply to the extent that the Claim arises out of or is based upon Dealer Information.

5.2	Provisions relating to claims made for indemnification under this Section 5 are set forth on Exhibit B to this Agreement.

5.3	In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 5 is held to be unavailable or insufficient to hold harmless the Indemnitees, although applicable in accordance with the terms of this Section 5, the Issuer shall contribute to the aggregate costs incurred by the Dealer in connection with any Claim in the proportion of the respective economic interests of the Issuer and the Dealer; provided, however, that such contribution by the Issuer shall be in an amount such that the aggregate costs incurred by the Dealer do not exceed the aggregate of the commissions and fees earned by the Dealer hereunder with respect to the issue or issues of Notes to which such Claim relates. The respective economic interests shall be calculated by reference to the aggregate proceeds to the Issuer of the Notes issued hereunder and the aggregate commissions and fees earned by the Dealer hereunder.

6.	Definitions.

6.1	“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Issuer or its Subsidiaries from time to time concerning or relating to bribery or corruption.

6.2	“Claim” shall have the meaning set forth in Section 5.1.

6.3	“Company Information” at any given time shall mean the Private Placement Memorandum together with, to the extent applicable, (i) the Issuer’s most recent report on Form 10-K filed with the SEC and each report on Form 10-Q or Form 8-K filed by the Issuer with the SEC since the most recent Form 10-K, (ii) the Issuer’s most recent annual audited financial statements and each interim financial statement or report prepared subsequent thereto, if not included in item (i) above, (iii) the Issuer’s other publicly available recent reports, including, but not limited to, any publicly available filings or reports provided to its stockholders, (iv) any other information or disclosure prepared pursuant to Section 4.3 hereof and (v) any information prepared or approved in writing by the Issuer for dissemination to investors or potential investors in the Notes.

6.4	“Current Issuing and Paying Agent” shall have the meaning set forth in Section 7.9(i).

6.5	“Dealer Information” shall mean material concerning the Dealer provided by the Dealer in writing expressly for inclusion in the Private Placement Memorandum.

6.6	“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

6.7	“Indemnitee” shall have the meaning set forth in Section 5.1.

6.8	“Institutional Accredited Investor” shall mean an institutional investor that is an accredited investor within the meaning of Rule 501 under the Securities Act and that has such knowledge and experience in financial and business matters that it is capable of evaluating and bearing the economic risk of an investment in the Notes, including, but not limited to, a bank, as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution, as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity.

6.9	“Issuing and Paying Agent Agreement” shall mean the issuing and paying agent agreement described on the cover page of this Agreement, or any replacement thereof, as such agreement may be amended or supplemented from time to time.

6.10	“Issuing and Paying Agent” shall mean the party designated as such on the cover page of this Agreement, or any successor thereto or replacement thereof in accordance with the Issuing and Paying Agent Agreement, as issuing and paying agent under the Issuing and Paying Agent Agreement.

6.11	“Non-bank fiduciary or agent” shall mean a fiduciary or agent other than (a) a bank, as defined in Section 3(a)(2) of the Securities Act, or (b) a savings and loan association or other institution, as defined in Section 3(a)(5)(A) of the Securities Act.

6.12	“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

6.13	“Outstanding Notes” shall have the meaning set forth in Section 7.9(ii).

6.14	“Private Placement Memorandum” shall mean the private placement memorandum prepared in accordance with Section 4 (including materials incorporated by reference therein, if any) provided to purchasers and prospective purchasers of the Notes, and shall include amendments and supplements thereto which may be prepared by the Issuer from time to time in accordance with this Agreement (other than any amendment or supplement that has been completely superseded by a later amendment or supplement).

6.15	“Qualified Institutional Buyer” shall have the meaning assigned to that term in Rule 144A under the Securities Act.

6.16	“Replacement” shall have the meaning set forth in Section 7.9(i).

6.17	“Replacement Issuing and Paying Agent” shall have the meaning set forth in Section 7.9(i).

6.18	“Replacement Issuing and Paying Agent Agreement” shall have the meaning set forth in Section 7.9(i).

6.19	“Rule 144A” shall mean Rule 144A under the Securities Act.

6.20	“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement Crimea, Cuba, Iran, North Korea, Sudan and Syria).

6.21	“Sanctioned Persons” means, at any time, (a) any person listed in any Sanctions-related list of designated persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any relevant and applicable European Union member state, (b) any person organized or resident in a Sanctioned Country or (c) any person owned 50% or more or controlled by any such person or persons described in the foregoing clause (a) or (b).

6.22	“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or any relevant and applicable European Union member state.

6.23	“SEC” shall mean the U.S. Securities and Exchange Commission.

6.24	“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

6.25	“Subsidiary” means, with respect to any person at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of such person in such person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by such person or one or more subsidiaries of such parent or by such person and one or more subsidiaries of such person.

7.	General

7.1	Unless otherwise expressly provided herein, all notices under this Agreement to parties hereto shall be in writing and shall be effective when received at the address of the respective party set forth in the Addendum to this Agreement.

7.2	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions.

7.3	(a) The Issuer agrees that any suit, action or proceeding brought by the Issuer against the Dealer in connection with or arising out of this Agreement or the Notes or the offer and sale of the Notes shall be brought solely in the United States federal courts located in the Borough of Manhattan or the courts of the State of New York located in the Borough of Manhattan (each such federal court or court of the State of New York, a “New York Court”). The Dealer agrees that any suit, action or proceeding brought by the Dealer against the Issuer in connection with or arising out of this Agreement or the Notes or the offer and sale of the Notes shall be brought solely in a New York Court. EACH OF THE DEALER AND THE ISSUER WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) Each party hereby irrevocably accepts and submits to the non-exclusive jurisdiction of the New York Courts in personam, generally and unconditionally, for itself and in respect of its properties, assets and revenues, with respect to any suit, action or proceeding in connection with or arising out of this Agreement or the Notes or the offer and sale of the Notes.

7.4	This Agreement may be terminated, at any time, by the Issuer, upon one business day’s prior notice to such effect to the Dealer, or by the Dealer upon three business days’ prior notice to such effect to the Issuer. Any such termination, however, shall not affect the obligations of the Issuer and the Dealer under Sections 3.7, 5 and 7.3 hereof or the respective representations, warranties, agreements, covenants, rights or responsibilities of the parties made or arising prior to the termination of this Agreement.

7.5	This Agreement is not assignable by either party hereto without the written consent of the other party; provided, however, that the Dealer may assign its rights and obligations under this Agreement to any affiliate of the Dealer.

7.6	This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

7.7	Except as provided in Section 5 with respect to non-party Indemnitees, this Agreement is for the exclusive benefit of the parties hereto, and their respective successors and assigns permitted hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other person whatsoever.

7.8	The Issuer acknowledges and agrees that (i) purchases and sales, or placements, of the Notes pursuant to this Agreement, including the determination of any prices for the Notes and Dealer compensation, are arm’s-length commercial transactions between the Issuer and the Dealer, (ii) in connection therewith and with the process leading to such transactions, the Dealer is acting solely as a principal and not the agent (except to the extent explicitly set forth herein) or fiduciary of the Issuer or any of its affiliates, (iii) the Dealer has not assumed an advisory or fiduciary responsibility in favor of the Issuer or any of its affiliates with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether the Dealer has advised or is currently advising the Issuer or any of its affiliates on other matters) or any other obligation to the Issuer or any of its affiliates with respect to the offering contemplated hereby or the process leading thereto except the obligations expressly set forth in this Agreement, (iv) the Issuer is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement, (v) the Dealer and its affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Issuer and that the Dealer has no obligation to disclose any of those interests by virtue of any advisory or fiduciary relationship, (vi) the Dealer has not provided any legal, accounting, regulatory or tax advice with respect to the transactions contemplated hereby, and (vii) the Issuer has consulted its own legal and financial advisors to the extent it deemed appropriate. The Issuer agrees that it will not claim that the Dealer has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Issuer in connection with such transactions or the process leading thereto. Any review by the Dealer of the Issuer, the transactions contemplated hereby or other matters relating to such transactions shall be performed solely for the benefit of the Dealer and shall not be on behalf of the Issuer. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Issuer and the Dealer with respect to the subject matter hereof. The Issuer hereby waives and releases, to the fullest extent permitted by law, any claims the Issuer may have against the Dealer with respect to any breach or alleged breach of fiduciary duty in connection with the purchase and sale of the Notes.

7.9	(i) The parties hereto agree that the Issuer may, in accordance with the terms of this Section 7.9, from time to time replace the party which is then acting as Issuing and Paying Agent (the “Current Issuing and Paying Agent”) with another party (such other party, the “Replacement Issuing and Paying Agent”), and enter into an agreement with the Replacement Issuing and Paying Agent covering the provision of issuing and paying agency functions in respect of the Notes by the Replacement Issuing and Paying Agent (the “Replacement Issuing and Paying Agent Agreement”) (any such replacement, a “Replacement”).

(ii) From and after the effective date of any Replacement, (A) to the extent that the Issuing and Paying Agent Agreement provides that the Current Issuing and Paying Agent will continue to act in respect of Notes outstanding as of the effective date of such Replacement (the “Outstanding Notes”), then (i) the “Issuing and Paying Agent” for the Notes shall be deemed to be the Current Issuing and Paying Agent, in respect of the Outstanding Notes, and the

Replacement Issuing and Paying Agent, in respect of Notes issued on or after the Replacement, (ii) all references to the “Issuing and Paying Agent” hereunder shall be deemed to refer to the Current Issuing and Paying Agent in respect of the Outstanding Notes, and the Replacement Issuing and Paying Agent in respect of Notes issued on or after the Replacement, and (iii) all references to the “Issuing and Paying Agent Agreement” hereunder shall be deemed to refer to the existing Issuing and Paying Agent Agreement, in respect of the Outstanding Notes, and the Replacement Issuing and Paying Agent Agreement, in respect of Notes issued on or after the Replacement; and (B) to the extent that the Issuing and Paying Agent Agreement does not provide that the Current Issuing and Paying Agent will continue to act in respect of the Outstanding Notes, then (i) the “Issuing and Paying Agent” for the Notes shall be deemed to be the Replacement Issuing and Paying Agent, (ii) all references to the “Issuing and Paying Agent” hereunder shall be deemed to refer to the Replacement Issuing and Paying Agent, and (iii) all references to the “Issuing and Paying Agent Agreement” hereunder shall be deemed to refer to the Replacement Issuing and Paying Agent Agreement.

(iii) From and after the effective date of any Replacement, the Issuer shall not issue any Notes hereunder unless and until the Dealer shall have received: (a) a copy of the executed Replacement Issuing and Paying Agent Agreement, (b) a copy of the executed Letter of Representations among the Issuer, the Replacement Issuing and Paying Agent and DTC, (c) a copy of the executed Master Note authenticated by the Replacement Issuing and Paying Agent and registered in the name of DTC or its nominee, (d) an amendment or supplement to the Private Placement Memorandum describing the Replacement Issuing and Paying Agent as the Issuing and Paying Agent for the Notes, and reflecting any other changes thereto necessary in light of the Replacement so that the Private Placement Memorandum, as amended or supplemented, satisfies the requirements of this Agreement, and (e) a legal opinion of counsel to the Issuer, addressed to the Dealer, in form and substance reasonably satisfactory to the Dealer, as to (x) the due authorization, delivery, validity and enforceability of Notes issued pursuant to the Replacement Issuing and Paying Agent Agreement, and (y) such other matters as the Dealer may reasonably request.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

Moody’s Corporation, as Issuer		, as Dealer

By:		By:
	Name:		Name:
	Title:		Title:

Addendum

The following additional clauses shall apply to the Agreement and be deemed a part thereof.

1.	The other dealer referred to in clause (b) of Section 1.2 of the Agreement is .

2.	The addresses of the respective parties for purposes of notices under Section 7.1 are as follows:

For the Issuer:

Address:	7 World Trade Center
250 Greenwich Street
New York 10007

Attention:	Stephen Maire

Telephone number:	212.553.7424

Facsimile number:	212.298.7424

E-mail:	stephen.maire@moodys.com

with a copy to:

Attention:	Elizabeth McCarroll
Telephone number:	212.553.3664
Facsimile number:	212.298.6025
E-mail:	elizabeth.mccarroll@moodys.com

For the Dealer:

Address:

Attention:

Telephone number:

Facsimile number:

A-1

Exhibit A

Form of Legend for Private Placement Memorandum and Notes

THE NOTES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE SECURITIES LAW, AND OFFERS AND SALES THEREOF MAY BE MADE ONLY IN COMPLIANCE WITH AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. BY ITS ACCEPTANCE OF A NOTE, THE PURCHASER WILL BE DEEMED TO REPRESENT THAT (I) IT HAS BEEN AFFORDED AN OPPORTUNITY TO INVESTIGATE MATTERS RELATING TO MOODY’S CORPORATION (THE “ISSUER”) AND THE NOTES, (II) IT IS NOT ACQUIRING SUCH NOTE WITH A VIEW TO ANY DISTRIBUTION THEREOF AND (III) IT IS EITHER (A)(1) AN INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501(a) UNDER THE ACT (AN “INSTITUTIONAL ACCREDITED INVESTOR”) AND (2)(i) PURCHASING NOTES FOR ITS OWN ACCOUNT, (ii) A BANK (AS DEFINED IN SECTION 3(a)(2) OF THE ACT) OR A SAVINGS AND LOAN ASSOCIATION OR OTHER INSTITUTION (AS DEFINED IN SECTION 3(a)(5)(A) OF THE ACT) ACTING IN ITS INDIVIDUAL OR FIDUCIARY CAPACITY OR (iii) A FIDUCIARY OR AGENT (OTHER THAN A U.S. BANK OR SAVINGS AND LOAN ASSOCIATION OR OTHER SUCH INSTITUTION) PURCHASING NOTES FOR ONE OR MORE ACCOUNTS EACH OF WHICH ACCOUNTS IS SUCH AN INSTITUTIONAL ACCREDITED INVESTOR; OR (B) A QUALIFIED INSTITUTIONAL BUYER (“QIB”) WITHIN THE MEANING OF RULE 144A UNDER THE ACT THAT IS ACQUIRING NOTES FOR ITS OWN ACCOUNT OR FOR ONE OR MORE ACCOUNTS, EACH OF WHICH ACCOUNTS IS A QIB; AND THE PURCHASER ACKNOWLEDGES THAT IT IS AWARE THAT THE SELLER MAY RELY UPON THE EXEMPTION FROM THE REGISTRATION PROVISIONS OF SECTION 5 OF THE ACT PROVIDED BY RULE 144A. BY ITS ACCEPTANCE OF A NOTE, THE PURCHASER THEREOF SHALL ALSO BE DEEMED TO AGREE THAT ANY RESALE OR OTHER TRANSFER THEREOF WILL BE MADE ONLY (A) IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE ACT, EITHER (1) TO THE ISSUER OR TO A PLACEMENT AGENT DESIGNATED BY THE ISSUER AS A PLACEMENT AGENT FOR THE NOTES (COLLECTIVELY, THE “PLACEMENT AGENTS”), NONE OF WHICH SHALL HAVE ANY OBLIGATION TO ACQUIRE SUCH NOTE, (2) THROUGH A PLACEMENT AGENT TO AN INSTITUTIONAL ACCREDITED INVESTOR OR A QIB, OR (3) TO A QIB IN A TRANSACTION THAT MEETS THE REQUIREMENTS OF RULE 144A AND (B) IN MINIMUM AMOUNTS OF $250,000.

Ex. A-1

Exhibit B

Further Provisions Relating to Indemnification

(a)	The Issuer agrees to reimburse each Indemnitee for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of external counsel) as they are incurred by it in connection with investigating or defending any loss, claim, damage, liability or action in respect of which indemnification may be sought under Section 5 of the Agreement (whether or not it is a party to any such proceedings).

(b)	Promptly after receipt by an Indemnitee of notice of the existence of a Claim, such Indemnitee will, if a claim in respect thereof is to be made against the Issuer, notify the Issuer in writing of the existence thereof; provided that (i) the omission so to notify the Issuer will not relieve the Issuer from any liability which it may have hereunder unless and except to the extent it did not otherwise learn of such Claim and such failure results in the forfeiture by the Issuer of substantial rights and defenses, and (ii) the omission so to notify the Issuer will not relieve it from liability which it may have to an Indemnitee otherwise than on account of this Agreement. In case any such Claim is made against any Indemnitee and it notifies the Issuer of the existence thereof, the Issuer will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the Indemnitee, to assume and direct the defense thereof, with counsel selected by the Issuer (which counsel shall be reasonably satisfactory to such Indemnitee); provided that if the defendants in any such Claim include both the Indemnitee and the Issuer, and the Indemnitee shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Issuer, the Issuer shall not have the right to direct the defense of such Claim on behalf of such Indemnitee, and the Indemnitee shall have the right to select separate counsel to assert such legal defenses on behalf of such Indemnitee. Upon receipt of notice from the Issuer to such Indemnitee of the Issuer’s election so to assume the defense of such Claim, the Issuer will not be liable to such Indemnitee for expenses incurred thereafter by the Indemnitee in connection with the defense thereof (other than reasonable costs of investigation) unless (i) the Indemnitee shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the Issuer shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel in the jurisdiction in which any Claim is brought), approved by the Dealer, representing the Indemnitee who is party to such Claim), (ii) the Issuer shall not have employed counsel reasonably satisfactory to the Indemnitee to represent the Indemnitee within a reasonable time after notice of existence of the Claim or (iii) the Issuer has authorized in writing the employment of counsel for the Indemnitee. The indemnity, reimbursement and contribution obligations of the Issuer hereunder shall be in addition to any other liability the Issuer may otherwise have to an Indemnitee and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Issuer and any Indemnitee. The Issuer agrees that without the Dealer’s prior written consent , it will not settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification may be sought under the indemnification provision of the Agreement (whether or not the Dealer or any other Indemnitee is an actual or potential party to such Claim), unless such settlement, compromise or consent (i) includes an unconditional release of each Indemnitee from all liability arising out of such Claim and (ii) does not include a statement as to or an admission of fault, culpability or failure to act, by or on behalf of any Indemnitee. The Issuer shall not be liable hereunder to any Indemnitee regarding any settlement, compromise or entry of judgment with respect to any Claim unless such settlement, compromise or entry of judgment is consented to by the Issuer, which consent shall not be unreasonably withheld, conditioned or delayed.

Ex. B-1

Exhibit C

Statement of Terms for Interest – Bearing Commercial Paper Notes of [Name of Issuer]

THE PROVISIONS SET FORTH BELOW ARE QUALIFIED TO THE EXTENT APPLICABLE BY THE TRANSACTION SPECIFIC [PRICING] [PRIVATE PLACEMENT MEMORANDUM] SUPPLEMENT (THE “SUPPLEMENT”) (IF ANY) SENT TO EACH PURCHASER AT THE TIME OF THE TRANSACTION.

1. General. (a) The obligations of the Issuer to which these terms apply (each a “Note”) are represented by one or more Master Notes (each, a “Master Note”) issued in the name of (or of a nominee for) The Depository Trust Company (“DTC”), which Master Note includes the terms and provisions for the Issuer’s Interest-Bearing Commercial Paper Notes that are set forth in this Statement of Terms, since this Statement of Terms constitutes an integral part of the Underlying Records as defined and referred to in the Master Note.

(b) “Business Day” means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, executive order or regulation to be closed in New York City and, with respect to LIBOR Notes (as defined below) is also a London Business Day. “London Business Day” means, a day, other than a Saturday or Sunday, on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

2. Interest. (a) Each Note will bear interest at a fixed rate (a “Fixed Rate Note”) or at a floating rate (a “Floating Rate Note”).

(b) The Supplement sent to each holder of such Note will describe the following terms: (i) whether such Note is a Fixed Rate Note or a Floating Rate Note and whether such Note is an Original Issue Discount Note (as defined below); (ii) the date on which such Note will be issued (the “Issue Date”); (iii) the Stated Maturity Date (as defined below); (iv) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any, and the Interest Payment Dates; (v) if such Note is a Floating Rate Note, the Base Rate, the Index Maturity, the Interest Reset Dates, the Interest Payment Dates and the Spread and/or Spread Multiplier, if any (all as defined below), and any other terms relating to the particular method of calculating the interest rate for such Note; and (vi) any other terms applicable specifically to such Note. “Original Issue Discount Note” means a Note which has a stated redemption price at the Stated Maturity Date that exceeds its Issue Price by more than a specified de minimis amount and which the Supplement indicates will be an “Original Issue Discount Note”.

(c) Each Fixed Rate Note will bear interest from its Issue Date at the rate per annum specified in the Supplement until the principal amount thereof is paid or made available for payment. Interest on each Fixed Rate Note will be payable on the dates specified in the Supplement (each an “Interest Payment Date” for a Fixed Rate Note) and on the Maturity Date (as defined below). Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

If any Interest Payment Date or the Maturity Date of a Fixed Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be payable on the next succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.

Ex. C-1

(d) The interest rate on each Floating Rate Note for each Interest Reset Period (as defined below) will be determined by reference to an interest rate basis (a “Base Rate”) plus or minus a number of basis points (one basis point equals one-hundredth of a percentage point) (the “Spread”), if any, and/or multiplied by a certain percentage (the “Spread Multiplier”), if any, until the principal thereof is paid or made available for payment. The Supplement will designate which of the following Base Rates is applicable to the related Floating Rate Note: (a) the CD Rate (a “CD Rate Note”), (b) the Commercial Paper Rate (a “Commercial Paper Rate Note”), (c) the Federal Funds Rate (a “Federal Funds Rate Note”), (d) LIBOR (a “LIBOR Note”), (e) the Prime Rate (a “Prime Rate Note”), (f) the Treasury Rate (a “Treasury Rate Note”) or (g) such other Base Rate as may be specified in such Supplement.

The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly or semi-annually (the “Interest Reset Period”). The date or dates on which interest will be reset (each an “Interest Reset Date”) will be, unless otherwise specified in the Supplement, in the case of Floating Rate Notes which reset daily, each Business Day, in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, the Tuesday of each week; in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December; and in the case of Floating Rate Notes that reset semiannually, the third Wednesday of the two months specified in the Supplement. If any Interest Reset Date for any Floating Rate Note is not a Business Day, such Interest Reset Date will be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day. Interest on each Floating Rate Note will be payable monthly, quarterly or semiannually (the “Interest Payment Period”) and on the Maturity Date. Unless otherwise specified in the Supplement, and except as provided below, the date or dates on which interest will be payable (each an “Interest Payment Date” for a Floating Rate Note) will be, in the case of Floating Rate Notes with a monthly Interest Payment Period, on the third Wednesday of each month; in the case of Floating Rate Notes with a quarterly Interest Payment Period, on the third Wednesday of March, June, September and December; and in the case of Floating Rate Notes with a semiannual Interest Payment Period, on the third Wednesday of the two months specified in the Supplement. In addition, the Maturity Date will also be an Interest Payment Date.

If any Interest Payment Date for any Floating Rate Note (other than an Interest Payment Date occurring on the Maturity Date) would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such maturity.

Interest payments on each Interest Payment Date for Floating Rate Notes will include accrued interest from and including the Issue Date or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, such Interest Payment Date. On the Maturity Date, the interest payable on a Floating Rate Note will include interest accrued to, but excluding, the Maturity Date. Accrued interest will be calculated by multiplying the principal amount of a Floating

Ex. C-2

Rate Note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal) for each such day will be computed by dividing the interest rate applicable to such day by 360, in the cases where the Base Rate is the CD Rate, Commercial Paper Rate, Federal Funds Rate, LIBOR or Prime Rate, or by the actual number of days in the year, in the case where the Base Rate is the Treasury Rate. The interest rate in effect on each day will be (i) if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date (as defined below) pertaining to such Interest Reset Date, or (ii) if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the next preceding Interest Reset Date, subject in either case to any adjustment by a Spread and/or a Spread Multiplier.

The “Interest Determination Date” where the Base Rate is the CD Rate or the Commercial Paper Rate will be the second Business Day next preceding an Interest Reset Date. The Interest Determination Date where the Base Rate is the Federal Funds Rate or the Prime Rate will be the Business Day next preceding an Interest Reset Date. The Interest Determination Date where the Base Rate is LIBOR will be the second London Business Day next preceding an Interest Reset Date. The Interest Determination Date where the Base Rate is the Treasury Rate will be the day of the week in which such Interest Reset Date falls when Treasury Bills are normally auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is held on the following Tuesday or the preceding Friday. If an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week.

The “Index Maturity” is the period to maturity of the instrument or obligation from which the applicable Base Rate is calculated.

The “Calculation Date,” where applicable, shall be the earlier of (i) the tenth calendar day following the applicable Interest Determination Date or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity Date.

All times referred to herein reflect New York City time, unless otherwise specified.

The Issuer shall specify in writing to the Issuing and Paying Agent which party will be the calculation agent (the “Calculation Agent”) with respect to the Floating Rate Notes. The Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating Rate Note to the Issuing and Paying Agent as soon as the interest rate with respect to such Floating Rate Note has been determined and as soon as practicable after any change in such interest rate.

All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from any calculation on Floating Rate Notes will be rounded, in the case of U.S. dollars, to the nearest cent or, in the case of a foreign currency, to the nearest unit (with one-half cent or unit being rounded upwards).

Ex. C-3

CD Rate Notes

“CD Rate” means the rate on any Interest Determination Date for negotiable U.S. dollar certificates of deposit having the Index Maturity as published in the source specified in the Supplement.

If the above rate is not published by 3:00 p.m., New York City time, on the Calculation Date, the CD Rate will be the rate on such Interest Determination Date published under the caption specified in the Supplement in another recognized electronic source used for the purpose of displaying the applicable rate.

If such rate is not published in either the source specified on the Supplement or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, the Calculation Agent will determine the CD Rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such Interest Determination Date of three leading nonbank dealers9 in negotiable U.S. dollar certificates of deposit in New York City selected by the Calculation Agent for negotiable U.S. dollar certificates of deposit of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity in the denomination of $5,000,000.

If fewer than the three dealers selected by the Calculation Agent are quoting as set forth above, the CD Rate will remain the CD Rate then in effect on such Interest Determination Date. Commercial Paper Rate Notes

“Commercial Paper Rate” means the Money Market Yield (calculated as described below) of the rate on any Interest Determination Date for commercial paper having the Index Maturity, as published by the Board of Governors of the Federal Reserve System (“FRB”) in “Statistical Release H.15(519), Selected Interest Rates” or any successor publication of the FRB (“H.15(519)”) under the heading “Commercial Paper-[Financial][Nonfinancial]”.

If the above rate is not published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on such Interest Determination Date for commercial paper of the Index Maturity published in the daily update of H.15(519), available through the world wide website of the FRB at http://www.federalreserve.gov/releases/h15/Update, or any successor site or publication or other recognized electronic source used for the purpose of displaying the applicable rate (“H.15 Daily Update”) under the heading “Commercial Paper-[Financial][Nonfinancial]”.

If by 3:00 p.m. on such Calculation Date such rate is not published in either H.15(519) or H.15 Daily Update, then the Calculation Agent will determine the Commercial Paper Rate to be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 a.m. on such Interest Determination Date of three leading dealers of U.S. dollar commercial paper in New York City selected by the Calculation Agent for commercial paper of the Index Maturity placed for an industrial issuer whose bond rating is “AA,” or the equivalent, from a nationally recognized statistical rating organization.

If the dealers selected by the Calculation Agent are not quoting as mentioned above, the Commercial Paper Rate with respect to such Interest Determination Date will remain the Commercial Paper Rate then in effect on such Interest Determination Date.

Ex. C-4

“Money Market Yield” will be a yield calculated in accordance with the following formula:

Money Market Yield =	D x 360
x 100
360 - (D x M)

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and “M” refers to the actual number of days in the interest period for which interest is being calculated.

Federal Funds Rate Notes

“Federal Funds Rate” means the rate on any Interest Determination Date for federal funds as published in H.15(519) under the heading “Federal Funds (Effective)” and displayed on Reuters Page (as defined below) FEDFUNDS1 (or any other page as may replace the specified page on that service) (“Reuters Page FEDFUNDS1”) under the heading EFFECT.

If the above rate does not appear on Reuters Page FEDFUNDS1or is not so published by 3:00 p.m. on the Calculation Date, the Federal Funds Rate will be the rate on such Interest Determination Date as published in H.15 Daily Update under the heading “Federal Funds/(Effective)”.

If such rate is not published as described above by 3:00 p.m. on the Calculation Date, the Calculation Agent will determine the Federal Funds Rate to be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged by each of three leading brokers of Federal Funds transactions in New York City selected by the Calculation Agent prior to 9:00 a.m. on such Interest Determination Date.

If the brokers selected by the Calculation Agent are not quoting as mentioned above, the Federal Funds Rate will remain the Federal Funds Rate then in effect on such Interest Determination Date.

“Reuters Page” means the display on the Reuters 3000 Xtra Service, or any successor service, on the page or pages specified in this Statement of Terms or the Supplement, or any replacement page on that service.

LIBOR Notes

The London Interbank offered rate (“LIBOR”) means, with respect to any Interest Determination Date, the rate for deposits in U.S. dollars having the Index Maturity that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on such Interest Determination Date.

If no rate appears, LIBOR will be determined on the basis of the rates at approximately 11:00 a.m., London time, on such Interest Determination Date at which deposits in U.S. dollars are offered to prime banks in the London interbank market by four major banks in such market selected by the Calculation Agent for a term equal to the Index Maturity and in principal amount equal to an amount that in the Calculation Agent’s judgment is representative for a single transaction in U.S. dollars in such market at such time (a “Representative Amount”). The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such interest period will be the arithmetic mean of the rates

Ex. C-5

quoted at approximately 11:00 a.m., in New York City, on such Interest Determination Date by three major banks in New York City, selected by the Calculation Agent, for loans in U.S. dollars to leading European banks, for a term equal to the Index Maturity and in a Representative Amount; provided, however, that if fewer than three banks so selected by the Calculation Agent are providing such quotations, the then existing LIBOR rate will remain in effect for such Interest Payment Period.

“Designated LIBOR Page” means the display on the Reuters 3000 Xtra Service (or any successor service) on the “LIBOR01” page (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks.

Prime Rate Notes

“Prime Rate” means the rate on any Interest Determination Date as published in H.15(519) under the heading “Bank Prime Loan”.

If the above rate is not published in H.15(519) prior to 3:00 p.m. on the Calculation Date, then the Prime Rate will be the rate on such Interest Determination Date as published in H.15 Daily Update opposite the caption “Bank Prime Loan”.

If the rate is not published prior to 3:00 p.m. on the Calculation Date in either H.15(519) or H.15 Daily Update, then the Calculation Agent will determine the Prime Rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME1 Page (as defined below) as such bank’s prime rate or base lending rate as of 11:00 a.m., on that Interest Determination Date.

If fewer than four such rates referred to above are so published by 3:00 p.m. on the Calculation Date, the Calculation Agent will determine the Prime Rate to be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by three major banks in New York City selected by the Calculation Agent.

If the banks selected are not quoting as mentioned above, the Prime Rate will remain the Prime Rate in effect on such Interest Determination Date.

“Reuters Screen US PRIME1 Page” means the display designated as page “US PRIME1” on the Reuters Monitor Money Rates Service (or such other page as may replace the US PRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

Treasury Rate Notes

“Treasury Rate” means:

(1) the rate from the auction held on the Interest Determination Date (the “Auction”) of direct obligations of the United States (“Treasury Bills”) having the Index Maturity specified in the Supplement under the caption “INVEST RATE” on the display on the Reuters Page designated as USAUCTION10 (or any other page as may replace that page on that service) or the Reuters Page designated as USAUCTION11 (or any other page as may replace that page on that service), or

(2) if the rate referred to in clause (1) is not so published by 3:00 p.m. on the related Calculation Date, the Bond Equivalent Yield (as defined below) of the rate for the applicable Treasury Bills as published in H.15 Daily Update, under the caption “U.S. Government Securities/Treasury Bills/Auction High”, or

Ex. C-6

(3) if the rate referred to in clause (2) is not so published by 3:00 p.m. on the related Calculation Date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills as announced by the United States Department of the Treasury, or

(4) if the rate referred to in clause (3) is not so announced by the United States Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”, or

(5) if the rate referred to in clause (4) not so published by 3:00 p.m. on the related Calculation Date, the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”, or

(6) if the rate referred to in clause (5) is not so published by 3:00 p.m. on the related Calculation Date, the rate on the particular Interest Determination Date calculated by the Calculation Agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m. on that Interest Determination Date, of three primary United States government securities dealers selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the Supplement, or

(7) if the dealers so selected by the Calculation Agent are not quoting as mentioned in clause (6), the Treasury Rate in effect on the particular Interest Determination Date.

“Bond Equivalent Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

D x N
Bond Equivalent Yield =	x 100
360 - (D x M)

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable Interest Reset Period.

3.	Final Maturity. The Stated Maturity Date for any Note will be the date so specified in the Supplement, which shall be no later than 397 days from the date of issuance. On its Stated Maturity Date, or any date prior to the Stated Maturity Date on which the particular Note becomes due and payable by the declaration of acceleration, each such date being referred to as a Maturity Date, the principal amount of such Note, together with accrued and unpaid interest thereon, will be immediately due and payable.

4.

Events of Default. The occurrence of any of the following shall constitute an “Event of Default” with respect to a Note: (i) default in any payment of principal of or interest on such Note (including on a redemption thereof); (ii) the Issuer makes any compromise arrangement with its creditors generally including the entering into any form of moratorium with its creditors generally; (iii) a court having jurisdiction shall enter a decree or order for relief in respect of the Issuer in an involuntary case under

Ex. C-7

any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or there shall be appointed a receiver, administrator, liquidator, custodian, trustee or sequestrator (or similar officer) with respect to the whole or substantially the whole of the assets of the Issuer and any such decree, order or appointment is not removed, discharged or withdrawn within 60 days thereafter; or (iv) the Issuer shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, administrator, liquidator, assignee, custodian, trustee or sequestrator (or similar official), with respect to the whole or substantially the whole of the assets of the Issuer or make any general assignment for the benefit of creditors. Upon the occurrence of an Event of Default, the principal of such Note (together with interest accrued and unpaid thereon) shall become, without any notice or demand, immediately due and payable.[1]

5.	Obligation Absolute. No provision of the Issuing and Paying Agent Agreement under which the Notes are issued shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on each Note at the times, place and rate, and in the coin or currency, herein prescribed.

6.	Supplement. Any term contained in the Supplement shall supercede any conflicting term contained herein.

[1]	Unlike single payment notes, where a default arises only at the stated maturity, interest-bearing notes with multiple payment dates should contain a default provision permitting acceleration of the maturity if the Issuer defaults on an interest payment.

Ex. C-8

Exhibit D

Master Note

[See attached]

Ex. D-1